Exhibit 99.1

FOR IMMEDIATE RELEASE

LECG TO ACQUIRE BMB MACK BARCLAY, INC.

Acquisition Expected to Close on or before May 10, 2006

Announces Additions to Expert Talent

Emeryville, CA, May 8, 2006 – LECG (NASDAQ: XPRT), a global expert services firm, today announced that it has signed an agreement to acquire substantially all of the operating assets of BMB Mack Barclay, Inc. and affiliates, a privately held expert services firm, (“Mack Barclay”) with offices in San Diego and Costa Mesa, California.

LECG also announced six director-level additions to its expert talent pool including one internal promotion. New experts include: Mark Bezant, Joaquín Cottani, Charles Gabbert, Chris Kelly, Andrew Miller, and Kenneth Sidelinger.

LECG to Acquire BMB Mack Barclay, Inc.

LECG has signed an agreement to acquire substantially all of the operating assets of BMB Mack Barclay, Inc. and affiliates.  The acquisition is subject to closing conditions and is expected to close on or before May 10, 2006. The purchase price of $13,200,000 will consist of $12,950,000 in cash paid and $250,000 in unregistered shares of common stock of LECG Corporation issued at closing. Additional payments of up to $8,800,000 will be made if specific revenue growth and profitability targets are met over the next five years. Mack Barclay has trailing twelve-month revenues of approximately $15,000,000. LECG will update its earnings guidance when it announces second quarter financial results.

“With expertise in complex economic and accountancy issues in the business and litigation environments, the professionals at Mack Barclay will enhance LECG’s core service offerings, particularly in the areas of valuation, damages analysis, forensic accounting, electronic discovery, and intellectual property,” said LECG chairman, Dr. David Teece. “The acquisition of Mack Barclay reinforces our commitment to growing our business both in the diversity of expert services offered and in geography with offices in San Diego and Costa Mesa.”

Mack Barclay provides financial and economic expertise related to forensic accounting, business advisory, and economic and information technology issues. Mack Barclay will continue to operate from its existing offices in San Diego and Costa Mesa, California. Prominent experts joining LECG from Mack Barclay include Cary Mack, Michael Bandemer, Laura Fuchs Dolan, Chris Barclay, Brian Bergmark, Stacy Elledge Chiang, Patrick Kennedy, and Heather Xitco.

“Mack Barclay is pleased to join LECG and strengthen the firm’s existing practice areas,” said Mack Barclay president, Cary Mack.  “We are excited about the opportunities that LECG’s brand and additional resources will offer our clients.”

LECG also expects to retain the services of approximately 55 of Mack Barclay’s professional and administrative staff. Mack Barclay will operate under the LECG brand.

Mack Barclay Experts

Cary Mack, a managing director in San Diego, provides analysis, consultation and opinions regarding complex business, economic and accountancy issues in the business and litigation environments. Mr. Mack has provided expert testimony and consultation in federal and state superior courts nationally and throughout California. Prior to LECG, he held positions with Mack Barclay, PricewaterhouseCoopers, and Imperial Corporation of America.  Mr. Mack has a JD from the University of San Diego and a BS in business administration from San Diego State University.  He is a licensed certified public accountant, attorney, real estate broker, and a certified fraud examiner.

Michael R. Bandemer, a managing director in San Diego, provides consulting, analysis and expert testimony in the areas of electronic discovery, computer forensics, data analysis, forensic accounting, and commercial damages.  Mr. Bandemer’s professional experience includes Mack Barclay, Peterson Consulting, and Phelps Dodge Corporation.  He holds a BS in finance from Arizona State University and is a certified public accountant, a certified management accountant, a certified information technology professional, and an EnCase certified computer examiner.

Laura Fuchs Dolan, a managing director in Costa Mesa, CA, provides discovery assistance, causation analysis, damage quantification analysis and testimony in personal injury, wrongful death, medical malpractice, wrongful termination, employment discrimination, breach of contract, and professional malpractice matters. Ms. Dolan has provided expert testimony in federal and state superior courts throughout California and nationally.  Her professional experience includes Mack Barclay, and Brinton Economics, Inc. Ms. Dolan has an MBA in finance and a BA in business administration from Loyola Marymount University.

Christopher Barclay, a director in Costa Mesa, CA, provides forensic accounting and insolvency related consulting and expert testimony services. He is a panel bankruptcy trustee and has served as a fiduciary in other roles including as court appointed examiner and responsible person. His professional experience includes Mack Barclay; Steres Alpert & Carne; Nydam, Scholtens & Stewart; and Scott & Gabriel. Mr. Barclay has an MA in economics from San Diego State University and a BA in economics from California State University, Fullerton.  He is a certified public accountant, certified insolvency and restructuring advisor, and an accredited senior appraiser.

Brian J. Bergmark, a director in San Diego, provides business advisory, damage quantification, accounting, and valuation services in the business, dispute resolution and tax environments.  He has provided expert testimony in federal and California state superior courts. Prior to LECG, Mr. Bergmark held positions with Mack Barclay; Brodshatzer, Wallace, Spoon & Yip; Engicon; Steres, Alpert & Carne; and Ernst & Whinney.  He holds an MBA in finance from San Diego State University and a BA in economics/systems science from the University of California, Los Angeles.  Mr. Bergmark is a certified public accountant, accredited in business valuation, and an accredited senior appraiser of businesses.

Stacy Elledge Chiang, a director in San Diego, provides financial analysis and consulting services primarily in the insolvency/reorganization environment.  Her experience includes investigation of claims and potential avoidable transfers, financial condition and solvency analyses, forensic accounting and asset tracings, and the review of reorganization and liquidation plans to parties including trustees, debtors, and creditors in cases throughout southern California. Prior to LECG, Ms. Elledge Chiang held positions with Mack Barclay and Arthur Andersen LLP.  She has a BS from the University of Illinois at

Urbana-Champaign and is a certified public accountant and a certified insolvency and restructuring advisor.

Patrick F. Kennedy, a director in San Diego, provides analysis, consultation and opinions in business and dispute contexts including discovery assistance, causation analysis, damage quantification, and testimony in federal and state superior courts. Prior to LECG, Dr. Kennedy was a shareholder of Mack Barclay, a director of economic research with International Securities Group, Inc., and an economist with the Board of Governors of the Federal Reserve System.  He has a PhD in economics from Stanford University and a BA in economics from the University of California, San Diego.

Heather H. Xitco, a director in San Diego, provides analysis, consultation, and opinions regarding complex economic damages in severe personal injury and business matters in federal and California state superior courts.  Her professional experience includes Mack Barclay and Nigro, Karlin & Segal.  Ms. Xitco has an MBA in finance from the University of San Diego and a BA in economics from the University of Southern California and is a certified public accountant.

Expert Announcements

Mark Bezant, a managing director in London, advises on all aspects of valuing businesses, companies, listed and unlisted securities, intellectual property, and intangible assets.  His expertise includes mergers and acquisitions, corporate restructuring, regulatory compliance, financial reporting, tax planning, and dispute resolution. Prior to LECG, Mr. Bezant was a partner in Deloitte’s corporate finance practice and was partner-in-charge of the UK economic and financial consulting practice of Arthur Andersen. He has a BA from Oxford University, and is a fellow of the Institute of Chartered Accountants in England and Wales.

Joaquín Cottani, a director in Washington, DC and Buenos Aires, specializes in financial economics, international trade, and macroeconomics. Prior to LECG, Dr. Cottani was chief Latin American economist at Lehman Brothers and deputy director of the Mexico and Colombia departments at the World Bank. Previously, he held public office in Argentina, and has served as undersecretary of economic policy, undersecretary of finance, and as financial representative to the United States and Canada. Additionally, Dr. Cottani worked as a trade and finance economist in the World Bank and as senior economist  at the Institute for Economic Research of Argentina and Latin America . He holds a PhD in economics from Yale University.

Charles Gabbert, a director in Los Angeles, has over 20 years of experience in management consulting in the healthcare industry. Dr. Gabbert has specialized experience in operations improvement and change management. Prior to LECG, he was founder and senior executive of Delta Consulting LLC and a partner with Ernst & Young. Dr. Gabbert holds a PhD of philosophy in organization and management from Capella University, an MBA from Minnesota State University, Mankato, and a BS in industrial engineering from Iowa State University.

Chris Kelly, a director in Dallas, has over 35 years of experience in financial institutions, providing financial and restructuring consulting and litigation consulting. He has been providing expert services as a consulting and testifying expert for more than 15 years and has particular expertise in commercial banking. Previously, he directed the litigation consulting services practice for Glass & Associates, Inc.

Mr. Kelly received his MBA and BBA degrees from Creighton University, and is a certified fraud examiner.

Andrew B. Miller, recently promoted to director in New York, has over 10 years of experience providing independent economic and financial analyses for intellectual property, securities, valuation, damages, bankruptcy, commercial disputes, SEC investigations, audits, forensic accounting, and business and transactional consulting services. Before LECG, Dr. Miller was a manager at PricewaterhouseCoopers and a strategic analyst for Stolt-Nielsen S.A. He has a PhD in economics from Cornell University, an MS in operations research from Stanford University, a BS in applied mathematics from the University of California, Santa Barbara, and a European Union diploma from L’Institut d’etudes politiques de Paris.

Kenneth A. Sidelinger, a director in Houston, specializes in legal data and knowledge management, in areas of law department management, litigation readiness, regulatory compliance, intellectual property lifecycle management, and risk management/litigation responsiveness (electronic discovery). Mr. Sidelinger also has significant experience in patent infringement disputes and litigation. Prior to LECG, he was senior legal counsel in charge of intellectual property for BMC Software, Inc., and was an attorney with Sidelinger & Associates and Vinson & Elkins, LLP.  Mr. Sidelinger has a JD from South Texas College of Law and a BA from Rice University.

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About LECG

LECG, a global expert services firm, provides independent expert testimony, original authoritative studies, and strategic advisory services to clients including Fortune Global 500 corporations, major law firms, and local, state, and federal governments and agencies around the world. LECG’s highly credentialed experts and professional staff conduct economic and financial analyses to provide objective opinions and advice that help resolve complex disputes and inform legislative, judicial, regulatory, and business decision makers. LECG’s experts are renowned academics, former senior government officials, experienced industry leaders, and seasoned consultants. NASDAQ: XPRT

Contacts

Jack Burke, Chief Financial Officer, 510-985-6700

Erin Glenn, Investor Relations, 510-985-6990, investor@lecg.com